As filed with the Securities and Exchange Commission on June 26, 2002
                                                      Registration No. 333-89548

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           SENESCO TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                    DELAWARE                            84-1368850
--------------------------------------------------------------------------------
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
 incorporation or organization)

         303 GEORGE STREET, SUITE 420, NEW BRUNSWICK, NEW JERSEY 08901
                                 (732) 296-8400
--------------------------------------------------------------------------------

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             BRUCE C. GALTON, PRESIDENT AND CHIEF EXECUTIVE OFFICER
          303 GEORGE STREET, SUITE 420, NEW BRUNSWICK, NEW JERSEY 08901
                                 (732) 296-8400
--------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              DAVID J. SORIN, ESQ.
                              JOHN F. CINQUE, ESQ.
                                HALE AND DORR LLP
                              650 COLLEGE ROAD EAST
                           PRINCETON, NEW JERSEY 08540
                                 (609) 750-7600

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time, at the discretion of the selling stockholders, as soon as practicable after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.


------------------------------------------------------------------------------------------------
                                CALCULATION OF REGISTRATION FEE
================================================================================================
                                             Proposed
                             Amount           Maximum       Proposed Maximum       Amount Of
    Title of Shares          To Be        Aggregate Price       Aggregate        Registration
   To Be Registered        Registered        Per Share       Offering Price           Fee
------------------------------------------------------------------------------------------------
Common Stock,
 $0.01 par value.....    12,304,795 (1)       $2.48 (2)       $30,515,892          $2,807 (3)
================================================================================================


(1) Includes 4,202,153 shares of common stock that may be issued upon the exercise of options and warrants held by the selling stockholders which were issued outside of our stock option plan.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). Such price is based upon the average of the high and low prices of the registrant's common stock as reported on the American Stock Exchange on May 28, 2002.

(3) The registrant previously paid such fee at the time of the initial filing of this registration statement on May 31, 2002.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                EXPLANATORY NOTE

     This Amendment No. 1 to the Registration Statement on Form S-3 reflects certain revisions to the selling stockholder table contained in the prospectus.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the securities and Exchange
Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JUNE 26, 2002


                                   PROSPECTUS

                           SENESCO TECHNOLOGIES, INC.

                        12,304,795 Shares of Common Stock

     The stockholders of Senesco listed in this prospectus are offering and selling an aggregate of 12,304,795 shares of our common stock. Of those shares, 4,202,153 are issuable upon the exercise of options and warrants held by the selling stockholders at exercise prices ranging from $0.01 to $3.50 per share and with a weighted average exercise price of $2.62 per share.

     The shares of our common stock may be offered and sold from time to time by the selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will not receive any proceeds from the sale of the shares other than the exercise price payable to us upon the potential exercise of options and warrants held by the selling stockholders.


     Our common stock is traded on the American Stock Exchange under the ticker symbol "SNT." On June 25, 2002, the last reported sale price of our common stock was $1.80 per share. You are urged to obtain current market quotations for the common stock.


     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN ANY OF THE COMMON STOCK BEING OFFERED WITH THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is          , 2002.
                                                ---------

                                TABLE OF CONTENTS

                                                                            Page

About This Prospectus.....................................................   1

Where You Can Find More Information.......................................   1

Incorporation by Reference................................................   1

About Senesco.............................................................   2

Risk Factors..............................................................   3

Special Note Regarding Forward-Looking Statements.........................  10

Use of Proceeds...........................................................  10

Selling Stockholders......................................................  11

Plan of Distribution......................................................  15

Experts...................................................................  17

Legal Matters.............................................................  17

Indemnification of Directors and Officers.................................  18


As used in this prospectus, references to "Senesco," "we," "us," and "our" refer to Senesco Technologies, Inc. and its subsidiary, Senesco, Inc., unless the context otherwise requires.

                              ABOUT THIS PROSPECTUS

     This prospectus is a part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission to register 12,304,795 shares of our common stock. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the registration statement and its exhibits for further information about us and our common stock. Copies of the registration statement and its exhibits are on file with the SEC. Statements contained in this prospectus concerning the documents we have filed with the SEC are not intended to be comprehensive, and in each instance we refer you to the copy of the actual document filed as an exhibit to the registration statement or otherwise filed with the SEC.

     We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" much of the information we file with them (former Commission File No. 0-22307 and current Commission File No. 001-31326), which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is considered to be part of this prospectus. You must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below:

     o our annual report on Form 10-KSB for the fiscal year ended June 30, 2001, filed on October 12, 2001 (Form 12b-25 filed on September 28,
          2001);

     o our quarterly report on Form 10-QSB for the quarter ended September 30, 2001, filed on November 14, 2001;

     o our proxy statement for our annual meeting of stockholders held on November 29, 2001;

     o our quarterly report on Form 10-QSB for the quarter ended December 31, 2001, filed on March 14, 2002;

     o our quarterly report on Form 10-QSB for the quarter ended March 31, 2002, filed on May 9, 2002;

     o    our registration statement on Form 8-A, dated May 14, 2002; and

     o    our current report on Form 8-K, dated May 17, 2002.

     You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Senesco Technologies, Inc., 303 George Street, Suite 420, New Brunswick, New Jersey 08901; telephone (732) 296-8400.

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that information in this prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

                                  ABOUT SENESCO

     Our primary business is the research, development and commercial exploitation of a potentially significant platform technology involving the identification and characterization of genes that we believe control the aging of plant cells (senescence) and the programmed cell death of mammalian cells (apoptosis). Our technology goals for plant applications are to:

     o    extend the shelf-life of perishable plant products;

     o    produce larger and more leafy crops;

     o    increase crop production (yield) in horticultural and agronomic crops;
          and

     o    reduce the harmful effects of environmental stress.


     Our technology goals for mammalian research are to:

     o identify drug targets for treatment of diseases caused by abnormal apoptosis;

     o develop gene therapies which directly target the symptoms of these diseases; and

     o    develop  a  screening   assay  system  to  enable  the  discovery  and
          development of compounds to treat these diseases.


     Senesco was formed in June 1998. We are a Delaware corporation and our business is currently operated through Senesco and our wholly-owned subsidiary Senesco, Inc., a New Jersey corporation.

     Our executive offices are located at 303 George Street, Suite 420, New Brunswick, New Jersey 08901, our telephone number is (732) 296-8400 and our Internet address is http://www.senesco.com. The information on our Internet website is not incorporated by reference in this prospectus and our website address is included in this prospectus as a textual reference only.

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. Before you invest in our common stock, you should carefully consider the following factors and cautionary statements, as well as the other information set forth herein. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations may suffer. As a result, the trading price of our common stock could decline, and you could lose all or a substantial portion of your investment in our common stock.

WE HAVE A LIMITED OPERATING HISTORY AND HAVE INCURRED SUBSTANTIAL LOSSES AND EXPECT FUTURE LOSSES.

     We are a developmental stage biotechnology company with a limited operating history and limited assets or capital. We have incurred losses each year since inception and have an accumulated deficit of $7,079,763 at March 31, 2002. We have generated minimal revenues by licensing certain of our technology to a company willing to share in our development costs. However, our technology may not be ready for widespread commercialization for several years. We expect to continue to incur losses over the next two to three years because we anticipate that our expenditures on research, product development, marketing and administrative activities will significantly exceed our revenues during that period. We cannot predict when, if ever, we will become profitable.

WE DEPEND ON A SINGLE PRINCIPAL INVENTION.

     Our primary business is the development and commercial exploitation of technology to identify, isolate, characterize, and silence genes which control the aging and death of cells in plants and mammals. Our future revenue and profitability critically depend upon our ability to successfully develop senescence and apoptosis gene technology and later market and sell such technology at a profit. We have conducted experiments on certain crops with favorable results and have conducted certain preliminary cell line experiments which have provided us with data upon which we will design additional research programs. However, we cannot give any assurance that our technology will be commercially successful or economically viable for all crops or mammalian applications.

     In addition, no assurance can be given that adverse consequences might not result from the use of our technology such as the development of negative effects on plants or mammals or reduced benefits in terms of crop yield or protection. Our failure to develop a commercially viable product, to obtain market acceptance of our technology or to successfully commercialize such technology would have a material adverse effect on our business.

WE OUTSOURCE ALL OF OUR RESEARCH AND DEVELOPMENT ACTIVITIES.

     We rely on third parties to perform all of our research and development activities. Our primary research and development effort takes place at the University of Waterloo in Ontario, Canada, where our technology was developed. At this time, we do not have the internal capabilities to perform our research and development activities. Accordingly, the failure of third-party research partners, such as the University of Waterloo, to perform under agreements entered into with us, or our failure to renew important research agreements with these third parties, would have a material adverse affect on our ability to develop and exploit our technology.

WE HAVE SIGNIFICANT FUTURE CAPITAL NEEDS.

     As of March 31, 2002, we had a cash balance of $3,487,024 and working capital of $3,246,576. We believe that we can operate according to our current business plan for at least 24 months using our available cash reserves. To date, we have generated minimal revenues and we anticipate that our operating costs will exceed any revenues generated over the next several years. Therefore, we anticipate that we will be required to raise additional capital in the future in order to operate according to our current business plan. We may require additional funding in less than 24 months, and additional funding may not be available on favorable terms, if at all. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates, products or potential markets. Investors may experience dilution in their investment from future offerings of our common stock. For example, if we raise additional capital by issuing equity securities, such an issuance would reduce the percentage ownership of existing stockholders. In addition, assuming the exercise of all options and warrants granted, as of March 31, 2002, we had 4,268,314 shares of common stock authorized but unissued, which may be issued from time to time by our board of directors without stockholder approval required. Furthermore, we may need to issue securities that have rights, preferences and privileges senior to our common stock. Failure to obtain financing on acceptable terms would have a material adverse effect on our liquidity.

     Since inception, we have financed all of our operations through private equity financings. Our future capital requirements depend on numerous factors, including:

     o    the scope of our research and development;

     o our ability to attract business partners willing to share in our development costs;

     o    our ability to successfully commercialize our technology;

     o    competing technological and market developments;

     o    our  ability  to  enter  into   collaborative   arrangements  for  the
          development,   regulatory  approval  and  commercialization  of  other
          products; and

     o the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights.

OUR BUSINESS DEPENDS ON OUR PATENTS, LICENSES AND PROPRIETARY RIGHTS AND THE ENFORCEMENT OF THESE RIGHTS.

     As a result of the substantial length of time and expense associated with developing products and bringing them to the marketplace in the agricultural and biotechnology industries, obtaining and maintaining patent and trade secret protection for technologies, products and processes is of vital importance. The success of our company will depend in part on several factors, including, without limitation:

     o our ability to obtain patent protection for technologies, products and processes;

     o    our ability to preserve trade secrets; and

     o our ability to operate without infringing the proprietary rights of other parties both in the United States and in foreign countries.

     We have filed four patent applications in the United States for the technology which is vital to our primary business, two of which we have filed internationally. Our success depends in part upon patents being granted from our pending patent applications and, if granted, the enforcement of our patent rights. Furthermore, although we believe that our technology is unique and will not violate or infringe upon the proprietary rights of any third party, there can be no assurance that such claims will not be made or if made, could be successfully defended against. If we do not obtain and maintain patent protection, we may face increased competition in the United States and internationally, which would have a material adverse effect on our business.

     Since patent applications in the United States are maintained in secrecy until patents are issued, and since publication of discoveries in the scientific and patent literature tend to lag behind actual discoveries by several months, we cannot be certain that we were the first creator of the inventions covered by our pending patent applications or that we were the first to file patent applications for these inventions.

     In addition, among other things, we cannot guarantee that:

     o    our patent applications will result in the issuance of patents;

     o any patents issued or licensed to us will be free from challenge and that if challenged, they would be held to be valid;

     o any patents issued or licensed to us will provide commercially significant protection for our technology, products and processes;

     o    other   companies  will  not   independently   develop   substantially
          equivalent proprietary information which is not covered by our patent rights;

     o    other companies will not obtain access to our know-how;

     o other companies will not be granted patents that may prevent the sale of one or more of our products; or

     o we will not require licensing and the payment of significant fees or royalties to third parties for the use of their intellectual property in order to enable us to conduct our business.

     If any relevant claims of third-party patents which are adverse to us are upheld as valid and enforceable, we could be prevented from commercializing our technology or could be required to obtain licenses from the owners of such patents. We cannot guarantee that such licenses would be available or, even if available, would be on acceptable terms.

     We could become involved in infringement actions to enforce and/or protect our patents, which could be very expensive. Regardless of the outcome, patent litigation is expensive and time consuming and would distract our management from other activities.

     The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems and costs in protecting their proprietary rights in these foreign countries.

     Patent law is still evolving relative to the scope and enforceability of claims in the fields in which we operate. We are like most biotechnology companies in that our patent protection is highly uncertain and involves complex legal and technical questions for which legal principles are not yet firmly established. In addition, if issued, our patents may not contain claims sufficiently broad to protect us against third parties with similar technologies or products, or provide us with any competitive advantage.

     The U.S. Patent and Trademark Office and the courts have not established a consistent policy regarding the breadth of claims allowed in biotechnology patents. The allowance of broader claims may increase the incidence and cost of patent interference proceedings and the risk of infringement litigation. On the other hand, the allowance of narrower claims may limit the value of our proprietary rights.

     Our success also depends upon know-how, unpatentable trade secrets, and the skills, knowledge and experience of our scientific and technical personnel. As a result, we require all employees to agree to a confidentiality provision that prohibits the disclosure of confidential information to anyone outside of our company, during the term of employment and thereafter. We also require all employees to disclose and assign to us the rights to their ideas, developments, discoveries and inventions. We also attempt to get similar agreements from our consultants, advisors and research collaborators. We cannot guarantee adequate protection for our trade secrets, know-how or other proprietary information against unauthorized use or disclosure. We occasionally provide information to research collaborators in academic institutions and request the collaborators to conduct certain tests. We cannot guarantee that the academic institutions will not assert intellectual property rights in the results of the tests conducted by the research collaborators, or that the academic institutions will grant licenses under such intellectual property rights to us on acceptable terms or at all. If the assertion of intellectual property rights by an academic institution is substantiated, and the academic institution does not grant intellectual property rights to us, these events could have a material adverse effect on our business and financial results.

WE WILL HAVE TO PROPERLY MANAGE OUR GROWTH.

     As our business grows, we may need to add employees and enhance our management, systems and procedures. We will need to successfully integrate our internal operations with the operations of our marketing partners, manufacturers, distributors and suppliers to produce and market commercially viable products. Although we do not presently intend to conduct research and development activities in-house, we may undertake those activities in the future. Expanding our business will place a significant burden on the management and operations of our company. Our failure to effectively respond to changes brought about by our growth may have a material adverse effect on our business and financial results.

WE HAVE NO MARKETING OR SALES HISTORY AND DEPEND ON THIRD-PARTY MARKETING PARTNERS.

     We have no history of marketing, distributing or selling biotechnology products and we are relying on our ability to successfully establish marketing partners or other arrangements with third parties to market, distribute and sell a commercially viable product both here and abroad. Our business plan also envisions creating strategic alliances to access needed commercialization and marketing expertise. We may not be able to attract qualified sub-licensees, distributors or marketing partners, and even if qualified, such marketing partners may not be able to successfully market products developed with our technology. If we fail to successfully establish distribution channels, or if our marketing partners fail to provide adequate levels of sales, we will not be able to generate significant revenue.

WE DEPEND ON PARTNERS TO DEVELOP AND MARKET PRODUCTS.

     At its current state of development, our technology is not ready to be marketed to consumers. We intend to follow a multi-faceted commercialization strategy that involves the licensing of our technology to business partners for the purpose of further technological development, marketing and distribution. We are seeking business partners who will share the burden of our development costs while our products are still being developed, and who will pay us royalties when they market and distribute our products upon commercialization. The establishment of joint ventures and strategic alliances may create future competitors, especially in regions abroad where we do not pursue patent protection. If we fail to establish beneficial business partners and strategic alliances, our growth will suffer and our product development may be harmed.

COMPETITION IN THE AGRICULTURAL AND BIOTECHNOLOGY INDUSTRIES IS INTENSE AND TECHNOLOGY IS CHANGING RAPIDLY.

     Many agricultural and biotechnology companies are engaged in research and development activities relating to senescence and apoptosis. The market for plant protection and yield enhancement products is intensely competitive, rapidly changing and undergoing consolidation. We may be unable to compete successfully against our current and future competitors, which may result in price reductions, reduced margins and the inability to achieve market acceptance for our products. Our competitors in the field of plant senescence gene technology are companies that develop and produce transgenic plants and include major international agricultural companies, specialized biotechnology companies, research and academic institutions and, potentially, our joint venture and strategic alliance partners. Such companies include: Paradigm Genetics; Aventis Crop Science; Mendel Biotech; Bionova Holding Corporation; Renessen LLC; Exelixis Plant Sciences, Inc. and Eden Bioscience, among others. Some of the companies involved in apoptosis research include: Cell Pathways, Inc.; Trevigen, Inc.; Idun Pharmaceuticals;

Novartis and Oncogene. Many of these competitors have substantially greater financial, marketing, sales, distribution and technical resources than us and have more experience in research and development, clinical trials, regulatory matters, manufacturing and marketing. We anticipate increased competition in the future as new companies enter the market and new technologies become available. Our technology may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of our competitors.

OUR BUSINESS IS SUBJECT TO VARIOUS GOVERNMENT REGULATION.

     At present, the U.S. federal government regulation of biotechnology is divided among three agencies: (i) the USDA regulates the import, field testing and interstate movement of specific types of genetic engineering that may be used in the creation of transgenic plants; (ii) the EPA regulates activity related to the invention of plant pesticides and herbicides, which may include certain kinds of transgenic plants; and (iii) the FDA regulates foods derived from new plant varieties. The FDA requires that transgenic plants meet the same standards for safety that are required for all other plants and foods in general. Except in the case of additives that significantly alter a food's structure, the FDA does not require any additional standards or specific approval for genetically engineered foods but expects transgenic plant developers to consult the FDA before introducing a new food into the marketplace. Use of our technology, if developed for human health applications, will also be subject to FDA regulation.

     We believe that our current activities, which to date have been confined to research and development efforts, do not require licensing or approval by any governmental regulatory agency. However, federal, state and foreign regulations relating to crop protection products developed through biotechnology are subject to public concerns and political circumstances, and, as a result, regulations have changed and may change substantially in the future. Accordingly, we may become subject to governmental regulations or approvals or become subject to licensing requirements in connection with our research and development efforts. We may also be required to obtain such licensing or approval from the governmental regulatory agencies described above, or from state agencies, prior to the commercialization of our genetically transformed plants. In addition, our marketing partners who sell products grown with our technology may be subject to government regulations. The imposition of unfavorable governmental regulations on our products or technology or the failure to obtain licenses or approvals in a timely manner would have a material adverse effect on our business.

CONSUMERS MAY NOT ACCEPT OUR TECHNOLOGY.

     We cannot guarantee that consumers will accept products containing our technology. Recently, there has been consumer concern and consumer advocate activism with respect to genetically engineered consumer products. The adverse consequences from heightened consumer concern in this regard could affect the markets for our proposed products and could also result in increased government regulation in response to that concern. If the public or potential customers perceive our technology to be genetic modification or genetic engineering, agricultural products grown with our technology may not gain market acceptance.

WE DEPEND ON OUR KEY PERSONNEL.

     We are highly dependent on our scientific advisors, consultants and third-party research partners. Dr. Thompson is the inventor of our technology and the driving force behind our current research. The loss of Dr. Thompson would severely hinder our technological development. Our success will also depend in part on the continued service of our key employees and our ability to identify, hire and retain additional qualified personnel in an intensely competitive market. We do not maintain key person life insurance on any member of management. The failure to attract and retain key personnel could limit our growth and hinder our research and development efforts.

CERTAIN PROVISIONS OF OUR CHARTER, BY-LAWS AND DELAWARE LAW COULD MAKE A TAKEOVER DIFFICULT.

     Certain provisions of our certificate of incorporation and by-laws could make it more difficult for a third party to acquire control of our company, even if the change in control would be beneficial to stockholders. Our certificate of incorporation authorizes our board of directors to issue, without stockholder approval, 5,000,000 shares of preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of our common stock. Similarly, our by-laws do not restrict our board of directors from issuing preferred stock without stockholder approval.

     In addition, we are subject to the Business Combination Act of the Delaware General Corporation Law which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation's outstanding voting stock for a period of three years from the date such stockholder becomes a 15% owner. These provisions may have the effect of delaying or preventing a change of control of our company without action by our stockholders and, therefore, could adversely affect the value of our common stock.

     Furthermore, in the event of our merger or consolidation with or into another corporation, or the sale of all or substantially all of our assets in which the successor corporation does not assume outstanding options or issue equivalent options, our board of directors is required to provide accelerated vesting of outstanding options.

OUR MANAGEMENT AND OTHER AFFILIATES HAVE SIGNIFICANT CONTROL OF OUR COMMON STOCK AND COULD CONTROL OUR ACTIONS IN A MANNER THAT CONFLICTS WITH OUR INTERESTS AND THE INTERESTS OF OTHER STOCKHOLDERS.

     As of March 31, 2002, our executive officers, directors and affiliated entities together beneficially own approximately 42.44% of the outstanding shares of our common stock, assuming the exercise of options which are currently exercisable. As a result, these stockholders, acting together, will be able to exercise considerable influence over matters requiring approval by our stockholders, including the election of directors, and may not always act in the best interests of other stockholders. Such a concentration of ownership may have the effect of delaying or preventing a change in control of our company, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices.

OUR STOCKHOLDERS MAY EXPERIENCE SUBSTANTIAL DILUTION AS A RESULT OF OUTSTANDING OPTIONS AND WARRANTS TO PURCHASE OUR COMMON STOCK.

     As of March 31, 2002, we have granted options outside of our stock option plan to purchase 10,000 shares of our common stock and warrants to purchase 3,282,784 shares of our common stock. In addition, we have reserved 384,000 shares of our common stock for issuance upon the exercise of options to be granted in the future pursuant to our stock option plan. The exercise of these options and warrants could have a material adverse effect on our stock price.

SHARES ELIGIBLE FOR PUBLIC SALE.

     As of March 31, 2002, we had 10,822,902 shares of our common stock issued and outstanding, of which approximately 8,000,000 shares were considered restricted securities under the Securities Act of 1933. We are registering all of such shares hereunder. In addition, we intend to register 2,000,000 shares of our common stock underlying options granted or to be granted under our stock option plan. Consequently, sales of substantial amounts of our common stock in the public market, whether by purchasers in this offering or stockholders holding shares of our registered common stock, or the perception that such sales could occur, may adversely affect the market price of our common stock.

RISKS RELATED TO THIS OFFERING.

     Our common stock is quoted on the American Stock Exchange and currently has a limited trading market. We cannot assure you that an active trading market will develop or, if developed, will be maintained. As a result, you may find it difficult to dispose of, or to obtain accurate quotations as to the value of, shares of our common stock and may suffer a loss of all or a substantial portion of your investment.

OUR STOCK PRICE MAY FLUCTUATE AFTER THIS OFFERING.

     We cannot guarantee that you will be able to resell the shares of our common stock at or above your purchase price. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

     o    quarterly variations in operating results;

     o the progress or perceived progress of our research and development efforts;

     o    changes in accounting treatments or principles;

     o    announcements  by us or our  competitors  of new  product  and service
          offerings,   significant   contracts,    acquisitions   or   strategic
          relationships;

     o    additions or departures of key personnel;

     o    future offerings or resales of our common stock or other securities;

     o    stock  market  price  and  volume   fluctuations  of   publicly-traded
          companies in general and development companies in particular; and

     o    general political, economic and market conditions.

OUR COMMON STOCK IS CONSIDERED A PENNY STOCK AND MAY BE DIFFICULT TO SELL.

     The SEC has adopted regulations which generally define penny stock to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. Presently, the market price of our common stock is less than $5.00 per share and therefore may be designated as a "penny stock" according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.

INCREASING POLITICAL AND SOCIAL TURMOIL, SUCH AS TERRORIST AND MILITARY ACTIONS, INCREASE THE DIFFICULTY FOR US AND OUR STRATEGIC PARTNERS TO FORECAST ACCURATELY AND PLAN FUTURE BUSINESS ACTIVITIES.

     Recent political and social turmoil, including the terrorist attacks of September 11, 2001 and the current crisis in the Middle East, can be expected to put further pressure on economic conditions in the United States and worldwide. These political, social and economic conditions make it difficult for us to and plan future business activities. Specifically, if the current crisis in Israel escalates, our Joint Venture could be adversely affected.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes and incorporates forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 based upon the beliefs of our management, as well as assumptions made by, and the information currently available to, our management. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors," that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Except for special circumstances in which a duty to update arises when prior disclosure becomes materially misleading in light of subsequent circumstances, we do not intend to update any of these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of common stock by the selling stockholders. We will receive the proceeds from the exercise of options and warrants held by the selling stockholders, if any are exercised. The options and warrants entitle the selling stockholders to purchase shares of our common stock at exercise prices ranging from $0.01 to $3.50 per share and with a weighted average exercise price of $2.62 per share.

     The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, American Stock Exchange listing fees and fees and expenses of our counsel and our accountants.

                              SELLING STOCKHOLDERS


     The following table sets forth the common stock ownership of the selling stockholders, as of June 17, 2002, as adjusted to reflect the sale of the common stock in this offering. Except as described in this prospectus, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

     The 12,304,795 shares covered by this prospectus represent approximately 76.51% of our outstanding shares of common stock as of June 17, 2002.

     The following table sets forth the aggregate number of shares of common stock beneficially owned by the selling stockholders as of June 17, 2002, and the percentage of all shares of common stock held by such selling stockholders prior to and after giving effect to the offering based on 16,082,198 shares of common stock outstanding as of June 17, 2002 and after giving effect to the issuance of an aggregate of 4,202,153 shares of our common stock upon the exercise of options and warrants held by the selling stockholders. We considered the following factors and made the following assumptions regarding the table:

     o beneficial ownership is determined under Section 13(d) of the Securities Exchange Act of 1934 and generally includes voting or investment power with respect to securities and including any securities that grant the selling stockholder the right to acquire common stock within 60 days of June 17, 2002; and


     o the selling stockholders may sell all of the securities offered by this prospectus under certain circumstances.

     Notwithstanding these assumptions, the selling stockholders may sell less than all of the shares listed on the table. In addition, the shares listed below may be sold pursuant to this prospectus or in privately negotiated transactions. Accordingly, we cannot estimate the number of shares of common stock that the selling stockholders will sell under this prospectus.

     The selling stockholders have advised us that they are the beneficial owners of the shares being offered.


                                     BENEFICIAL OWNERSHIP OF SELLING       NUMBER OF SHARES      BENEFICIAL OWNERSHIP OF
NAME OF SELLING STOCKHOLDERS         STOCKHOLDERS PRIOR TO OFFERING (1)    OFFERED HEREBY(2)     SHARES AFTER OFFERING(1)(2)
----------------------------         ----------------------------------    -----------------     ---------------------------

                                           Number        Percent (%)           Number               Number      Percent (%)
                                           ------        -----------           ------               ------      -----------
Apriori Investments Ltd.                  287,500(3)         1.79             287,500(3)              --            --
Bissu, Moises Bucay                       690,000(4)         4.29             690,000(4)              --            --
Bogar, Daniel                             187,500(5)         1.17             187,500(5)              --            --
Briggs, Yvonne                             13,700(6)          *                13,700(6)              --            --
Campbell, Barbara                          15,000             *                15,000               1,750            *
Canter, Ralph                              15,000             *                15,000                 --            --
Colen, Frank                               83,125(7)          *                83,125(7)              --            --
Daniels, Scott                             34,796             *                34,796                 --            --
Dankner, Jay                               12,990             *                12,990                 --            --
Dankner Pension Plan                       16,500             *                16,500                 --            --
Davis, Martin, Estate of                    9,490             *                 9,490                 --            --
Detore, Robert                             28,470             *                28,470                 --            --
DiLustro, Joe                              28,748(8)          *                28,748(8)              --            --
Dubov, Chet                                28,748(8)          *                28,748(8)              --            --
Dworkin, Sidney                            20,000             *                20,000                 --            --
Elsas, Patricia                             6,000             *                 6,000                 --            --
Elsas, Roger c/f Chauncey                   6,000             *                 6,000                 --            --
Epstein, Burton                            20,000             *                20,000                 --            --
Epstein, Kenneth                            4,000             *                 4,000                 --            --
Fahnestock & Co. Inc.                      54,200(9)          *                54,200(9)              --            --
Fahnestock c/f Roger Elsas                 14,000             *                14,000                 --            --
Falkner, Edward - IRA                       5,000             *                 5,000                 --            --
Fedyszyn, Sascha(10)                       37,360             *                37,360                 --            --
Fedyszyn, Thomas                            4,000             *                 4,000                 --            --

                                     BENEFICIAL OWNERSHIP OF SELLING       NUMBER OF SHARES      BENEFICIAL OWNERSHIP OF
NAME OF SELLING STOCKHOLDERS         STOCKHOLDERS PRIOR TO OFFERING (1)    OFFERED HEREBY(2)     SHARES AFTER OFFERING(1)(2)
----------------------------         ----------------------------------    -----------------     ---------------------------

                                           Number        Percent (%)           Number               Number      Percent (%)
                                           ------        -----------           ------               ------      -----------
Fife, David                                20,000             *                20,000                 --            --
First Marketing Establishment             550,000(11)        3.42             550,000(11)             --            --
Forbes, Christopher(12)                   711,029(13)        4.42             711,029(13)           15,000           *
Forbes, Inc.                              160,000(14)        1.00             160,000(14)             --            --
Forbes, Timothy                            18,980             *                18,980                 --            --
Forbes, Timothy, Trustee                   40,000             *                40,000                 --            --
Fusselmann, William                       187,500(5)         1.17             187,500(5)              --            --
Gartenlaub, Bernard                         9,490             *                 9,490               19,510           *
Glassman, Edward                            3,796             *                 3,796                 --            --
Glassman, Karen                            51,878             *                51,878                 --            --
Glassman, Roberta                           3,796             *                 3,796                 --            --
Hale and Dorr LLP                          15,000(15)         *                15,000(15)             --            --
Hartzmark Investment LLC                    6,000(16)         *                 6,000(16)             --            --
Ho, Philip                                  1,425(17)         *                 1,425(17)             --            --
Horn, Matthew                              13,500             *                13,500                 --            --
Hudak, Katalin                             34,000             *                34,000                 --            --
Interplex Industries                       61,224             *                61,224                 --            --
Jewell, Keith                               3,796             *                 3,796                 --            --
Jewell, Lisa Papamarkou                    31,002             *                31,002                 --            --
Kadis, Larry                               20,000             *                20,000                 --            --
Kenyon & Kenyon                            25,000(18)         *                25,000(18)             --            --
Leaf Investments                          200,000            1.24             200,000                 --            --
Lowenthal, Albert                          33,333             *                33,333                 --            --
Lowenthal, Daryl                           16,667             *                16,667                 --            --
Lowenthal, Robert                          16,667             *                16,667                 --            --
Markofsky, Ian                             25,000(19)         *                25,000(19)             --            --
Martin, Mark                               15,000             *                15,000                5,000           *
McDowell, Robert                           10,000(20)         *                10,000(20)             --            --
McLean, Lachlan                            14,000             *                14,000                 --            --
Mendik, Bernard                           219,798            1.37             219,798               70,000           *
Miller, Gaylen                             25,000             *                25,000                 --            --
Murray, William T., Jr.                     4,000             *                 4,000                 --            --
NBC Clearing Svcs.                         33,333             *                33,333                 --            --
Neuhoff, Robert                            40,000             *                40,000                 --            --
O'Connor, Gregory                          18,980             *                18,980                 --            --
O'Donnell Capital Group                   410,714(21)        2.55             410,714(21)             --            --
Parenteau Corporation                     550,000(22)        3.42             550,000(22)           40,000           *
Parenteau, Francois                        25,000(19)         *                25,000(19)             --            --
Periscope Partners, L.P.                   82,143(23)         *                82,143(23)             --            --
Perrin Holden Davenport                    14,373(24)         *                14,373(24)             --            --
Pi, Oswaldo                               187,500(5)         1.17             187,500(5)              --            --
Pond Equities                              18,750(25)         *                18,750(25)             --            --
Pruzan, Lisa Ann                           16,667             *                16,667                 --            --
Quick, Leslie C. III                       82,143(23)         *                82,143(23)             --            --
Quick, Thomas(26)                         228,787(27)        1.42             228,787(27)             --            --
Rubin, Dr. Alan                            71,875(28)         *                71,875(28)             --            --
Sablowsky, Robert                          10,000(29)         *                10,000(29)             --            --
Sartori, Paul                              10,000(20)         *                10,000(20)             --            --
Schady, Joseph                              4,000             *                 4,000                 --            --
Schipper, Kevin                            20,000             *                20,000                 --            --
Schulze, James                             20,000             *                20,000                4,000           *
Seneca Capital L.P.                     1,607,143(30)        9.99           1,607,143(30)             --            --
Shames, Eric                               20,000             *                20,000                 --            --
Stalder, Rudolf(31)                        66,667             *                66,667                 --            --
Stanford Venture Capital Holdings       2,464,287(32)       15.32           2,464,287(32)             --            --
Stein, Ronald                             187,500(5)         1.17             187,500(5)              --            --
Strategic Growth                          100,000(33)         *               100,000(33)             --            --
Straus, Moshael                            71,086             *                71,086                 --            --
Tarantino, Michele                          6,667             *                 6,667                 --            --
Thompson, John(34)                        572,000            3.56             572,000                 --            --
Umbrella Project, L.L.C.(35)              736,352            4.58             736,352                 --            --
Viking Investment Group                   384,737(36)        2.39             384,737(36)             --            --
Williams, Henry                            15,250(37)         *                15,250(37)             --            --
Wilson, Kathleen                            3,500             *                 3,500                 --            --
Wing, Dennis (National Bank)               33,333             *                33,333                 --            --

-------------------------

* Less than one percent.

(1) Does not include 1,616,000 shares of common stock that could be issued upon exercise of options issued under our stock option plan.

(2) We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(3) Consists of 200,000 shares of common stock and warrants to purchase 87,500 shares of common stock. Fifty percent of the warrants were issued with an exercise price equal to $2.00 per share and fifty percent of the warrants were issued with an exercise price equal to $3.25 per share, with all such warrants vesting on the date of grant.

(4) Consists of 480,000 shares of common stock and warrants to purchase 210,000 shares of common stock. Fifty percent of the warrants were issued with an exercise price equal to $2.00 per share and fifty percent of the warrants were issued with an exercise price equal to $3.25 per share, with all such warrants vesting on the date of grant.

(5) Consists of warrants to purchase 187,500 shares of common stock. Fifty percent of the warrants were issued with an exercise price equal to $2.00 per share and fifty percent of the warrants were issued with an exercise price equal to $3.25 per share, with all such warrants vesting on the date of grant.


(6) Consists of 1,700 shares of common stock, warrants to purchase 9,000 shares of common stock with an exercise price equal to $1.50 per share and warrants to purchase 3,000 shares of common stock with an exercise price equal to $3.1875 per share, with all such warrants being fully vested.

(7) Consists of 52,000 shares of common stock, warrants to purchase 23,625 shares of common stock with an exercise price equal to $1.50 per share and warrants to purchase 7,500 shares of common stock with an exercise price equal to $3.1875 per share, with all such warrants being fully vested.

(8) Consists of warrants to purchase 28,748 shares of common stock. Fifty percent of the warrants were issued with an exercise price equal to $2.00 per share and fifty percent of the warrants were issued with an exercise price equal to $3.25 per share, with all such warrants vesting on the date of grant.

(9) Consists of warrants to purchase 40,000 shares of common stock with an exercise price equal to $1.50 per share and warrants to purchase 14,200 shares of common stock with an exercise price equal to $3.1875 per share, with all such warrants being fully vested.

(10) Sascha Fedyszyn is the Vice President of Corporate Development and Secretary of Senesco.

(11) Consists of 450,000 shares of common stock and warrants to purchase 100,000 shares of common stock. Fifty percent of the warrants were issued with an exercise price equal to $2.00 per share and fifty percent of the warrants were issued with an exercise price equal to $3.25 per share, with all such warrants vesting on the date of grant.

(12)     Christopher Forbes is a member of the Board of Directors of Senesco.

(13) Consists of 532,923 shares of common stock and warrants to purchase 178,106 shares of common stock. Fifty percent of the warrants were issued with an exercise price equal to $2.00 per share and fifty percent of the warrants were issued with an exercise price equal to $3.25 per share, with all such warrants vesting on the date of grant.

(14) Consists of warrants to purchase 80,000 shares of common stock with an exercise price equal to $3.50 per share, 60,000 of which are fully vested and 20,000 of which will vest on September 7, 2002, and warrants to purchase 80,000 shares of common stock with an exercise price equal to $2.15 per share, one-third of which were fully vested on the date of grant, one-third of which will vest on November 1, 2002 and one-third of which will vest on November 1, 2003.

(15) Consists of warrants to purchase 15,000 shares of common stock with an exercise price equal to $2.15 per share, one-third of which were fully vested on the date of grant, one-third of which will vest on November 1, 2002, and one-third of which will vest on November 1, 2003.

(16) Consists of warrants to purchase 5,000 shares of common stock with an exercise price equal to $1.50 per share and warrants to purchase 1,000 shares of common stock with an exercise price equal to $3.1875 per share, with all such warrants being fully vested.

(17) Consists of warrants to purchase 1,125 shares of common stock with an exercise price equal to $1.50 per share and warrants to purchase 300 shares of common stock with an exercise price equal to $3.1875 per share, with all such warrants being fully vested.

(18) Consists of warrants to purchase 15,000 shares of common stock with an exercise price equal to $2.15 per share, one-third of which were fully vested on the date of grant, one-third of which will vest on November 1, 2002, and one-third of which will vest on November 1, 2003, and options to purchase 10,000 shares of common stock, issued outside of Senesco's stock option plan, with an exercise price equal to $3.50 per share, with all such options being fully vested on the date of grant.

(19) Consists of warrants to purchase 25,000 shares of common stock with an exercise price equal to $1.00 per share, one-third of which were fully vested on the date of grant, one-third of which will vest on October 15, 2002, and one-third of which will vest on October 15, 2003.

(20) Consists of warrants to purchase 10,000 shares of common stock with an exercise price equal to $0.01 per share, with all such warrants vesting on the date of grant.

(21) Consists of 285,714 shares of common stock and warrants to purchase 125,000 shares of common stock. Fifty percent of the warrants were issued with an exercise price equal to $2.00 per share and fifty percent of the warrants were issued with an exercise price equal to $3.25 per share, with all such warrants vesting on the date of grant.

(22) Consists of 200,000 shares of common stock and warrants to purchase 350,000 shares of common stock, 100,000 of which were issued with an exercise price equal to $3.50 per share, with all such warrants being fully vested, and warrants to purchase 125,000 shares of common stock, fifty percent with an exercise price equal to $2.00 per share and fifty percent with an exercise price equal to $3.25 per share, with all such warrants vesting on the date of grant.

(23) Consists of 57,143 shares of common stock and warrants to purchase 25,000 shares of common stock. Fifty percent of the warrants were issued with an exercise price equal to $2.00 per share and fifty percent of the warrants were issued with an exercise price equal to $3.25 per share, with all such warrants vesting on the date of grant.

(24) Consists of warrants to purchase 14,373 shares of common stock. Fifty percent of the warrants were issued with an exercise price equal to $2.00 per share and fifty percent of the warrants were issued with an exercise price equal to $3.25 per share, with all such warrants vesting on the date of grant.

(25) Consists of warrants to purchase 18,750 shares of common stock with an exercise price equal to $2.00 per share, with all such warrants vesting on the date of grant.

(26)     Thomas Quick is a member of the Board of Directors of Senesco.

(27) Consists of 139,734 shares of common stock and warrants to purchase 89,053 shares of common stock. Fifty percent of the warrants were issued with an exercise price equal to $2.00 per share and fifty percent of the warrants were issued with an exercise price equal to $3.25 per share, with all such warrants vesting on the date of grant.

(28) Consists of 50,000 shares of common stock and warrants to purchase 21,875 shares of common stock. Fifty percent of the warrants were issued with an exercise price equal to $2.00 per share and fifty percent of the warrants were issued with an exercise price equal to $3.25 per share, with all such warrants vesting on the date of grant.

(29) Consists of warrants to purchase 10,000 shares of common stock with an exercise price equal to $1.50 per share, with all such warrants being fully vested.

(30) Consists of 857,143 shares of common stock and warrants to purchase 750,000 shares of common stock. Fifty percent of the warrants were issued with an exercise price equal to $2.00 per share and fifty percent of the warrants were issued with an exercise price equal to $3.25 per share, with all such warrants vesting on the date of grant.

(31) Rudolf Stalder is a director of Senesco and is the Chairman of the Board of Directors of Senesco.

(32) Consists of 1,714,287 shares of common stock and warrants to purchase 750,000 shares of common stock. Fifty percent of the warrants were issued with an exercise price equal to $2.00 per share and fifty percent of the warrants were issued with an exercise price equal to $3.25 per share, with all such warrants vesting on the date of grant.

(33) Consists of warrants to purchase 100,000 shares of common stock with an exercise price equal to $3.50 per share, with all such warrants being fully vested.

(34) John Thompson, Ph.D., is the Executive Vice President of Research and Development of Senesco and is a member of the Board of Directors of Senesco.

(35)     Phillippe  Escaravage  is the  sole  member of  The  Umbrella  Project,
L.L.C., a New Jersey limited liability company. On January 10, 2000, Mr. Escaravage resigned as the President, Chief Executive Officer and Treasurer of Senesco and was duly appointed by Senesco's Board of Directors as Vice Chairman of the Board of Directors. On October 4, 2001, Mr. Escaravage resigned from the Board of Directors.

(36) Consists of 234,737 shares of common stock and warrants to purchase 150,000 shares of common stock. Fifty percent of the warrants were issued with an exercise price equal to $2.00 per share and fifty percent of the warrants were issued with an exercise price equal to $3.25 per share, with all such warrants vesting on the date of grant.

(37) Consists of warrants to purchase 11,250 shares of common stock with an exercise price equal to $1.50 per share and warrants to purchase 4,000 shares of common stock with an exercise price equal to $3.1875 per share, with all such warrants being fully vested.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

     o    purchases  by  a  broker-dealer   as  principal  and  resale  by  such
          broker-dealer for its own account pursuant to this prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

     o    in privately negotiated transactions; and

     o    in options transactions.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

     In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

     We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of:

     o such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement; or


     o    June 28, 2004.

                                     EXPERTS

     The audited consolidated financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Goldstein Golub Kessler LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus have been passed upon for us by Hale and Dorr LLP, Princeton, New Jersey. We have granted to Hale and Dorr LLP a warrant to purchase 15,000 shares of our common stock.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

     Our certificate of incorporation includes a provision that eliminates the personal liability of our directors to us or our stockholders for monetary damages for breach of their fiduciary duty to the maximum extent permitted by the DGCL. The DGCL does not permit liability to be eliminated (i) for any breach of a director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted in Section 145 of the DGCL, our certificate of incorporation and by-laws provide that we shall indemnify our directors and officers to the fullest extent permitted by the DGCL, including those circumstances in which indemnification would otherwise be discretionary, subject to certain exceptions. Our by-laws also provide that we shall advance expenses to directors and officers incurred in connection with an action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

     Each of our indemnification agreements with each of our executive officers and directors provides for indemnification to the maximum extent permitted by applicable law. We also indemnify each of our directors and executive officers with the maximum indemnification allowed to directors and executive officers by the DGCL, subject to certain exceptions, as well as certain additional procedural protections. In addition, we will generally advance expenses incurred by directors and executive officers in any action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

     The indemnification provisions in our certificate of incorporation and by-laws also permit indemnification for liabilities arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     We currently carry director and officer liability insurance in the amount of $2,000,000.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses payable by the registrant in connection with the issuance and distribution of the securities being registered hereby are as follows:

                                                                 Amount
                                                                 ------
     SEC Registration Fee ..........................         $    2,807
     Legal Expenses ................................             75,000 *
     Accounting Expenses ...........................              5,000 *
     Printing Expenses .............................              1,000 *
     Miscellaneous Expenses.........................              2,000 *
                                                             ----------
     Total..........................................         $   85,807 *

*Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

     Our certificate of incorporation includes a provision that eliminates the personal liability of our directors to us or our stockholders for monetary damages for breach of their fiduciary duty to the maximum extent permitted by the DGCL. The DGCL does not permit liability to be eliminated (i) for any breach of a director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted in Section 145 of the DGCL, our certificate of incorporation and by-laws provide that we shall indemnify our directors and officers to the fullest extent permitted by the DGCL, including those circumstances in which indemnification would otherwise be discretionary, subject to certain exceptions. Our by-laws also provide that we shall advance expenses to directors and officers incurred in connection with an action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

     Each of our indemnification agreements with each of our executive officers and directors provides for indemnification to the maximum extent permitted by applicable law. We also indemnify each of our directors and executive officers with the maximum indemnification allowed to directors and executive officers by the DGCL, subject to certain exceptions, as well as certain additional procedural protections. In addition, we will generally advance expenses incurred by directors and executive officers in any action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

     The indemnification provisions in our certificate of incorporation and by-laws also permit indemnification for liabilities arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     We currently carry director and officer liability insurance in the amount of $2,000,000.

ITEM 16.  EXHIBITS.

     4.1 Form of Stock Purchase Agreement by and between Senesco and certain Purchasers (as defined therein), incorporated by reference to Exhibit
          4.3 of the Form 10-QSB for the quarter ended March 31, 1999.

     4.2 Form of Registration Rights Agreement by and between Senesco and certain Purchasers (as defined therein), incorporated by reference to
          Exhibit 4.4 of the Form 10-QSB for the quarter ended March 31, 1999.

     4.3  Form of Warrant issued to Forbes,  Inc.,  incorporated by reference to
          Exhibit 4.1 of the Form 10-QSB for the quarter ended September 30, 1999.

     4.4 Form of Option Agreement with Kenyon & Kenyon, incorporated by reference to Exhibit 4.2 of the Form 10-QSB for the quarter ended September 30, 1999.

     4.5 Form of Warrant issued to Parenteau Corporation, incorporated by reference to Exhibit 4.1 of the Form 10-QSB for the quarter ended December 31, 1999.

     4.6 Form of Warrant issued to Strategic Growth International, Inc., incorporated by reference to Exhibit 4.2 of the Form 10-QSB for the quarter ended December 31, 1999.

     4.7 Form of Warrant issued to Fahnestock & Co., Inc., incorporated by reference to Exhibit 4.6 of the Form 10-KSB for the year ended June 30, 2000.

     4.8 Form of Registration Rights Agreement by and between Senesco and Fahnestock & Co., Inc., incorporated by reference to Exhibit 4.7 of the Form 10-KSB for the year ended June 30, 2000.

     4.9 Form of Common Stock Purchase Agreement by and between Senesco and certain Purchasers (as defined therein), incorporated by reference to
          Exhibit 4.11 of the Form 10-KSB for the year ended June 30, 2000.

    4.10 Form of Registration Rights Agreement by and between Senesco and certain Purchasers (as defined therein), incorporated by reference to
          Exhibit 4.12 of the Form 10-KSB for the year ended June 30, 2000.

    4.11 Form of Warrant issued to Fahnestock & Co., Inc., incorporated by reference to Exhibit 4 of the Form 10-QSB for the quarter ended December 31, 2000.

    4.12 Form of Warrant issued to Christenson, Hutchinson, McDowell, LLC (Robert McDowell and Paul Satori), incorporated by reference to the Form 10-QSB for the quarter ended September 30, 2001.

    4.13 Form of Warrant issued to each of Stanford Venture Capital Holdings, Inc., certain officers of Stanford Venture Capital Holdings, Inc., and certain directors of Senesco (with attached schedule of parties and terms thereto), incorporated by reference to Exhibit 4.1 of the Form 10-QSB for the quarter ended December 31, 2001.

    4.14 Form of Warrant issued to certain accredited investors (with attached schedule of parties and terms thereto), incorporated by reference to
          Exhibit 4.2 of the Form 10-QSB for the quarter ended December 31, 2001, and Exhibit 4.2 of the Form 10-QSB for the quarter ended March 31, 2002.

    4.15 Form of Warrant issued to certain third parties for services rendered (with attached schedule of parties and terms thereto), incorporated by reference to Exhibit 4.3 of the Form 10-QSB for the quarter ended December 31, 2001.

    4.16 Form of Warrant issued to Pond Equities, Inc. (with attached schedule of terms thereto), incorporated by reference to Exhibit 4.3 of the Form 10-QSB for the quarter ended March 31, 2002.

    4.17 Form of Warrant issued to Perrin, Holden & Davenport Capital Corp. and certain principals thereof (with attached schedule of parties and terms thereto), incorporated by reference to Exhibit 4.4 of the Form 10-QSB for the quarter ended March 31, 2002.

    4.18 Securities Purchase Agreement by and between Senesco and Stanford Venture Capital Holdings, Inc. dated November 30, 2001, incorporated by reference to Exhibit 10.1 of the Form 10-QSB for the quarter ended December 31, 2001.

    4.19 Securities Purchase Agreement by and between Senesco and Stanford Venture Capital Holdings, Inc. dated January 16, 2002, incorporated by reference to Exhibit 10.2 of the Form 10-QSB for the quarter ended December 31, 2001.

    4.20 Form of Securities Purchase Agreement by and between Senesco and certain directors of Senesco (with attached schedule of parties and terms thereto), incorporated by reference to Exhibit 10.3 of the Form 10-QSB for the quarter ended December 31, 2001.

    4.21 Form of Securities Purchase Agreement by and between Senesco and certain accredited investors (with attached schedule of parties and terms thereto), incorporated by reference to Exhibit 10.4 of the Form 10-QSB for the quarter ended December 31, 2001, and Exhibit 10.2 of the Form 10-QSB for the quarter ended March 31, 2002.

    4.22 Form of Registration Rights Agreement by and between Senesco and each of Stanford Venture Capital Holdings, Inc. and certain directors of Senesco (with attached schedule of parties and terms thereto), incorporated by reference to Exhibit 10.5 of the Form 10-QSB for the quarter ended December 31, 2001.

    4.23 Form of Registration Rights Agreement by and between Senesco and each of certain accredited investors (with attached schedule of parties and terms thereto), incorporated by reference to Exhibit 10.6 of the Form 10-QSB for the quarter ended December 31, 2001, and Exhibit 10.4 of the Form 10-QSB for the quarter ended March 31, 2002.

    5.1*  Opinion of Hale and Dorr LLP.


   23.1+  Consent of Goldstein Golub Kessler LLP.


   23.2*  Consent of Hale and Dorr LLP (included in Exhibit 5.1).

   24.1*  Power of Attorney (included on signature page).



----------
*    Previously filed.
+    Filed herewith.

ITEM 17.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs
               (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective  amendment any
         of  the  securities  being   registered  which  remain  unsold  at  the
         termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Brunswick, State of New Jersey, on June 25, 2002.


                                      SENESCO TECHNOLOGIES, INC.

                                      (Registrant)


                                      By: /s/ Bruce C. Galton
                                         ---------------------------------------
                                           Bruce C. Galton
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY


        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

           SIGNATURE                         TITLE                      DATE
           ---------                         -----                      ----

/s/ Bruce C. Galton               President, Chief Executive       June 25, 2002
----------------------------      Officer and Director
Bruce C. Galton


/s/ Joel Brooks                   Chief Financial Officer and      June 25, 2002
----------------------------      Treasurer (Principal
Joel Brooks                       Financial and Accounting Officer)


        *                         Chairman of the Board and        June 25, 2002
----------------------------      Director
Ruedi Stalder


        *                         Executive Vice President of      June 25, 2002
----------------------------      Research and Development and
John E. Thompson, Ph.D.           Director


        *                         Director                         June 25, 2002
----------------------------
Christopher Forbes


        *                         Director                         June 25, 2002
----------------------------
Thomas C. Quick


        *                         Director                         June 25, 2002
----------------------------
David Rector



* By the signature set forth below, the undersigned, pursuant to the duly authorized powers of attorney filed with the Securities and Exchange
     Commission, has signed this amendment to the registration statement on behalf of the persons indicated.

     /s/ Bruce C. Galton
     ---------------------------------
     Bruce C. Galton
     (Attorney-in-Fact)

                                INDEX OF EXHIBITS

     4.1 Form of Stock Purchase Agreement by and between Senesco and certain Purchasers (as defined therein), incorporated by reference to Exhibit
          4.3 of the Form 10-QSB for the quarter ended March 31, 1999.

     4.2 Form of Registration Rights Agreement by and between Senesco and certain Purchasers (as defined therein), incorporated by reference to
          Exhibit 4.4 of the Form 10-QSB for the quarter ended March 31, 1999.

     4.3  Form of Warrant issued to Forbes,  Inc.,  incorporated by reference to
          Exhibit 4.1 of the Form 10-QSB for the quarter ended September 30, 1999.

     4.4 Form of Option Agreement with Kenyon & Kenyon, incorporated by reference to Exhibit 4.2 of the Form 10-QSB for the quarter ended September 30, 1999.

     4.5 Form of Warrant issued to Parenteau Corporation, incorporated by reference to Exhibit 4.1 of the Form 10-QSB for the quarter ended December 31, 1999.

     4.6 Form of Warrant issued to Strategic Growth International, Inc., incorporated by reference to Exhibit 4.2 of the Form 10-QSB for the quarter ended December 31, 1999.

     4.7 Form of Warrant issued to Fahnestock & Co., Inc., incorporated by reference to Exhibit 4.6 of the Form 10-KSB for the year ended June 30, 2000.

     4.8 Form of Registration Rights Agreement by and between Senesco and Fahnestock & Co., Inc., incorporated by reference to Exhibit 4.7 of the Form 10-KSB for the year ended June 30, 2000.

     4.9 Form of Common Stock Purchase Agreement by and between Senesco and certain Purchasers (as defined therein), incorporated by reference to
          Exhibit 4.11 of the Form 10-KSB for the year ended June 30, 2000.

    4.10 Form of Registration Rights Agreement by and between Senesco and certain Purchasers (as defined therein), incorporated by reference to
          Exhibit 4.12 of the Form 10-KSB for the year ended June 30, 2000.

    4.11 Form of Warrant issued to Fahnestock & Co., Inc., incorporated by reference to Exhibit 4 of the Form 10-QSB for the quarter ended December 31, 2000.

    4.12 Form of Warrant issued to Christenson, Hutchinson, McDowell, LLC (Robert McDowell and Paul Satori), incorporated by reference to the Form 10-QSB for the quarter ended September 30, 2001.

    4.13 Form of Warrant issued to each of Stanford Venture Capital Holdings, Inc., certain officers of Stanford Venture Capital Holdings, Inc., and certain directors of Senesco (with attached schedule of parties and terms thereto), incorporated by reference to Exhibit 4.1 of the Form 10-QSB for the quarter ended December 31, 2001.

    4.14 Form of Warrant issued to certain accredited investors (with attached schedule of parties and terms thereto), incorporated by reference to
          Exhibit 4.2 of the Form 10-QSB for the quarter ended December 31, 2001, and Exhibit 4.2 of the Form 10-QSB for the quarter ended March 31, 2002.

    4.15 Form of Warrant issued to certain third parties for services rendered (with attached schedule of parties and terms thereto), incorporated by reference to Exhibit 4.3 of the Form 10-QSB for the quarter ended December 31, 2001.

    4.16 Form of Warrant issued to Pond Equities, Inc. (with attached schedule of terms thereto), incorporated by reference to Exhibit 4.3 of the Form 10-QSB for the quarter ended March 31, 2002.

    4.17 Form of Warrant issued to Perrin, Holden & Davenport Capital Corp. and certain principals thereof (with attached schedule of parties and terms thereto), incorporated by reference to Exhibit 4.4 of the Form 10-QSB for the quarter ended March 31, 2002.

    4.18 Securities Purchase Agreement by and between Senesco and Stanford Venture Capital Holdings, Inc. dated November 30, 2001, incorporated by reference to Exhibit 10.1 of the Form 10-QSB for the quarter ended December 31, 2001.

    4.19 Securities Purchase Agreement by and between Senesco and Stanford Venture Capital Holdings, Inc. dated January 16, 2002, incorporated by reference to Exhibit 10.2 of the Form 10-QSB for the quarter ended December 31, 2001.

    4.20 Form of Securities Purchase Agreement by and between Senesco and certain directors of Senesco (with attached schedule of parties and terms thereto), incorporated by reference to Exhibit 10.3 of the Form 10-QSB for the quarter ended December 31, 2001.

    4.21 Form of Securities Purchase Agreement by and between Senesco and certain accredited investors (with attached schedule of parties and terms thereto), incorporated by reference to Exhibit 10.4 of the Form 10-QSB for the quarter ended December 31, 2001, and Exhibit 10.2 of the Form 10-QSB for the quarter ended March 31, 2002.

    4.22 Form of Registration Rights Agreement by and between Senesco and each of Stanford Venture Capital Holdings, Inc. and certain directors of Senesco (with attached schedule of parties and terms thereto), incorporated by reference to Exhibit 10.5 of the Form 10-QSB for the quarter ended December 31, 2001.

    4.23 Form of Registration Rights Agreement by and between Senesco and each of certain accredited investors (with attached schedule of parties and terms thereto), incorporated by reference to Exhibit 10.6 of the Form 10-QSB for the quarter ended December 31, 2001, and Exhibit 10.4 of the Form 10-QSB for the quarter ended March 31, 2002.

    5.1*  Opinion of Hale and Dorr LLP.


   23.1+  Consent of Goldstein Golub Kessler LLP.


   23.2*  Consent of Hale and Dorr LLP (included in Exhibit 5.1).

   24.1*  Power of Attorney (included on signature page).



----------
*    Previously filed.
+    Filed herewith.